Exhibit 10.3

CONFIDENTIAL

EXPLORATION SERVICES FUNDING AGREEMENT

THIS AGREEMENT is made and entered into this 26th day of January 2004, by and between Thomasson Partner Associates, Inc., whose mailing address is 1410 High Street, Denver, CO 80218 (hereinafter referred to as “Thomasson”), and Fellows Energy Ltd, a Nevada Corporation, whose mailing address is 8716 Arapahoe Road, Boulder, CO 80303, (hereinafter referred to as “Fellows”). Thomasson and Fellows shall herein be collectively referred to as the “Parties.”

WHEREAS, Thomasson is a oil and gas exploration company engaged, among other activities, in the business of developing oil and natural gas, projects and selling such, projects to other oil and gas exploration companies; and

WHEREAS, Fellows is an exploration company which desires to gain additional exposure to oil and gas exploration and development, projects; and

WHEREAS, the Parties hereto desire to enter into this Exploration Services Funding Agreement (hereinafter referred to as “Agreement”), whereby Fellows shall pay Thomasson an annual overhead fee in exchange for Thomasson providing Fellows with a preferential right to purchase and participate in, during the term of this Agreement, all oil and natural gas, projects developed by Thomasson.

*	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

NOW, THEREFORE, for and in consideration of the mutual covenants herein contained, and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

I. EXHIBITS TO THIS AGREEMENT. The Exhibits attached to this Agreement and by this reference incorporated herein are as follows:

Exhibit “A” – Definition of Terms.

Exhibit “B” –Letter Agreement dated January 1, 2004 by and between Thomasson, Fellows and Houston.

Exhibit “C” - Data and Notification Requirements

II. EFFECTIVE DATE. The effective date for this Agreement shall be January 1, 2004 (hereinafter referred to as “Effective Date”).

III. INTENT OF THE PARTIES.

A. Oil and Natural Gas Opportunities. The Parties acknowledge that Fellows’ primary objective under this Agreement is to be exposed to and have opportunities to acquire significant oil and natural gas exploration projects (hereinafter collectively referred to as “Project” or “Projects”). The Parties acknowledge that the term “natural gas” includes all gaseous hydrocarbon substances including coalbed methane and shale gas. For purposes of this Agreement, the separate use of the words “Play” and “Project” shall carry their respective definitions described in Exhibit “A”.

B. Projects Rejected by Fellows. In the event Fellows rejects a Project (hereinafter referred to as “Rejected Project”) hereunder at any time prior to such Project becoming an Acquired Project (as hereinafter defined), then the Parties shall be under no further obligation or liability to each other with respect to such Rejected Project, and Thomasson shall immediately be free to market such Project to a third party. Fellows agrees not to reject a Project presented by Thomasson and subsequently acquire an interest in the same geographic area of a Rejected Project, either directly or through a third party, for a period of three (3) years from the date

*	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Fellows rejects such Project. Thomasson shall define said geographic area at such time as a Project is presented to Fellows under Article VI.A.

C. Good Faith, Timeliness and Communication. It is the clear and overriding intent of the Parties that the processes of presentation and evaluation described herein be flexible, fair and conducted in good faith. Toward that end, the Parties agree that each shall proceed in a timely and diligent manner to respond to the other within the most commercially expedient and commercially reasonable amount of time, having regard to all of the circumstances, and shall place a priority on ongoing communication throughout.

IV. TERM OF THIS AGREEMENT. The initial term of this Agreement shall be from January 1, 2004 to December 31, 2004 and shall continue year to year thereafter until either Party gives written notice at least ninety (90) days prior to the end of the then current calendar year to the other Party of its intent to terminate the Agreement at the end of such year. Such termination will be effective as of midnight (CST) on December 31 of the year of such notice, and will not extinguish any existing obligations made by either Party while this Agreement is in effect, inclusive of Fellows’ right to view certain Projects which have been developed by Thomasson prior to the effective termination date and Thomasson’s right to receive any fees and other consideration earned prior to the effective termination date.

V. THOMASSON’S OVERHEAD FEE. In exchange for Thomasson providing Fellows with the right to review and purchase up to a fifty percent (50%) interest in all Projects as contemplated by this Agreement, Fellows agrees to pay Thomasson an overhead fee in the amount of Four Hundred Thousand and no/100 Dollars ($400,000.00) per year (hereinafter referred to as an “Overhead Fee”). An amount equal to one-half (1/2) of the Overhead Fee for the period from January 1, 2004 to December 31, 2004, or Two hundred thousand and no/100 Dollars ($200,000.00), shall be paid to Thomasson by Fellows within ten (10) days following the execution of this Agreement by both Parties. The balance of the Overhead Fee for the

*	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

period from January 1, 2004 to December 31, 2004, or Two hundred thousand and no/100 Dollars ($200,000.00), shall be paid to Thomasson by Fellows no later than May 1, 2004. Fellows’ failure to pay Thomasson said balance of the Overhead Fee by May 1, 2004 shall result in the termination of this Agreement effective as of January 1, 2004; provided, however, that Thomasson shall retain the Two hundred thousand and no/100 Dollars ($200,000.00) paid by Fellows to Thomasson upon the execution of this Agreement. Together, the two (2) payments of Two hundred thousand and no/100 Dollars ($200,000.00), which total Four Hundred Thousand and no/100 Dollars ($400,000.00), shall constitute the Overhead Fee for the period of January 1, 2004 through December 31, 2004. In the event this Agreement is extended beyond December 31, 2004, Fellows shall pay Thomasson the entire Overhead Fee of Four Hundred Thousand and no/100 Dollars ($400,000.00) for each subsequent year no later than January 5th of each such year.

VI. FELLOWS’ RIGHT TO REVIEW AND PURCHASE. In return for paying the Overhead Fee described above, Thomasson shall provide Fellows the first right to review and purchase up to a fifty percent (50%) interest in all Projects developed by Thomasson during the term of this Agreement. Thomasson acknowledges that Fellows’ right to review and purchase an interest in a Project shall not obligate Fellows to act upon, purchase or otherwise acquire an interest in any Project presented hereunder. Fellows’ right to review and purchase an interest in any such Project shall be exercised according to the following provisions:

A. Development of a Project for Formal Presentation. Upon completion of Thomasson’s preliminary compilation of information concerning any Project during the term of this Agreement, Thomasson shall notify Fellows in writing of the Project and provide the following information and data relative to such Project: (1) geographical location, (2) estimated reserve potential and average Estimated Ultimate Recovery (EUR) per well, (3) basic geological theory, (4) basic maps, (5) analogues, if any, (6) anticipated drilling costs, (7) any leasehold availability information that Thomasson may have at the time of such

*	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

notice and (8) significant regulatory or permitting issues of which Thomasson may be aware. As soon as is practicable, but not later than fourteen (14) days after Thomasson has provided Fellows with the information and data described above, Fellows shall notify Thomasson in writing if such Project is one that Fellows will consider for Formal Presentation (as hereinafter defined). If Fellows elects to consider a Project for Formal Presentation, then Thomasson will continue to evaluate such Project in order to present it at a Formal Presentation with as complete a depiction of the geologic and/or geophysical concepts as is reasonably possible. If Fellows does not consider a Project for Formal Presentation, it shall be deemed a Rejected Project for purpose of Article III B. However, Fellows agrees to select a minimum of eight (8) Projects to be viewed as Formal Presentations, as described hereinafter.

B. Formal Presentation of a Project. At such time as Thomasson has sufficiently evaluated such a Project, a Formal Presentation of said Project shall be made to Fellows (hereinafter referred to as a “Formal Presentation”) at Thomasson’s offices located at 1410 High Street, Denver, CO 80218, and at a time to be agreed upon by the Parties. Any Formal Presentation to Fellows of a Project developed hereunder shall contain a Project plan developed by Thomasson that will demonstrate how the Project can be best brought to the point of drilling an initial test well thereon in the most expeditious and efficient manner. Such Project plan may include the following: (i) a write up of the geological idea, geological maps, cross sections and interpretations thereof; (ii) a reservoir analysis; (iii) an economic analysis for the Project; (iv) any proposed geological and/or geophysical data acquisitions; (v) a proposed lease acquisition and lease availability plan; (vi) a proposed acquisitions of producing properties, if any; (vii) a budget of the estimated costs necessary to bring the Project to the drilling of the initial test well thereon; (viii) a proposed definition of the type and amount of specific activity or event, as appropriate, within that Project that both Parties will consider as significant (hereinafter referred to as “Significant Activity”). This activity or event, as appropriate, is envisioned to be the initiation of leasehold and/or

*	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

seismic acquisition, but is not intended to be additional studies. The purpose of this definition shall be to determine the point at which Fellows shall pay Thomasson additional fees as set forth in Article VIII; and (ix) a proposed Area of Mutual Interest (hereinafter referred to as “AMI”) that sufficiently covers the Project, and shall apply to the appropriate horizontal and vertical areas and zones. The geographical area under a Project’s AMI shall include a minimum of 10,000 contiguous surface acres and shall not exceed a maximum of 80,000 contiguous surface acres. The definition of said AMI shall be subject to Article VI.F.2. The Parties may mutually agree to increase or decrease the aforementioned surface acreage amounts for the geographical area under a Project’s AMI. Unless the Parties agree to the contrary, the AMI shall be for a period of five (5) years beginning from the date of Fellows’ written notice to Thomasson of its election to acquire an interest in such Project; provided that, if no leases covering land within such AMI are acquired by Fellows during the first year of such five (5) year period, such five (5) year period shall be extended for one (1) additional year to six (6) years. The definition of any AMI shall include the terms and conditions under which Fellows shall offer and be offered subsequently acquired interests within said AMI.

C. Fellows’ Option to Acquire a Project. Subject to the terms and conditions of this Agreement, Fellows shall have the option, but not the obligation, for a period of thirty (30) days from the date of viewing the Formal Presentation of a Project made hereunder, to acquire up to fifty percent (50%) of such Project. Fellows shall notify Thomasson in writing, within the thirty (30) day period specified herein, as to whether Fellows elects to acquire such Project, as well as the percentage of such Project that Fellows intends to acquire (“Fellows’ Percentage Interest”). Any such Project, or portion thereof, that Fellows elects to acquire shall hereinafter be referred to as an “Acquired Project”. If Fellows fails to provide Thomasson with such written notice within the thirty (30) day period, or if within such period Fellows informs Thomasson in writing that it elects not to acquire any portion

*	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

of the Project, then such Project shall be deemed a Rejected Project for purposes of Article III.B.

D. The Houston Exploration Company’s Second Preferential Right to Participate.

1.	Fellows hereby acknowledges that Thomasson has entered into a similar Exploration Services Funding Agreement dated January 17, 2003 with The Houston Exploration Company, whose mailing address is 1100 Louisiana, Suite 2000, Houston, TX 77002-5215 (hereinafter referred to as “Houston”). Said Exploration Services Funding Agreement between Houston and Thomasson shall hereinafter be referred to as the “Houston Agreement.” Said Houston Agreement was effective from January 1, 2003 through December 31, 2003. Houston and Thomasson have agreed to extend the Houston Agreement from January 1, 2004 through December 31, 2004. In addition to certain rights and obligations, the Houston Agreement provides Houston with a preferential right to participate in and purchase up to fifty percent (50%) in all oil and natural gas projects developed by Thomasson within the Rocky Mountain Basins during the term of the Houston Agreement, (hereinafter referred to as “Projects”).

2.	Fellows, Thomasson and Houston have entered into that certain Letter Agreement dated January 23, 2004, a copy of which is attached hereto and made a part hereof as Exhibit “B” and is hereinafter referred to as the “Letter Agreement.” Said Letter Agreement provides Houston with the second preferential right to participate in and purchase any interest not acquired by Fellows in all Projects developed by Thomasson under this Agreement.

3.

In the event that Fellows and Houston jointly acquire an Acquired Project, then the definitions of Significant Activity and Area of Mutual Interest, as required under a Formal Presentation, shall be mutually agreed to by Fellows, Houston and Thomasson. Further, in the event Fellows and Houston jointly participate in an Acquired Project, Fellows and Houston shall enter into a mutually acceptable AAPL

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1989 Model Form 610 Operating Agreement, and shall proceed to develop the Acquired Project as intended by the terms and conditions of this Agreement.

4.	In the event Houston does not elect to participate in an Acquired Project or together Fellows and Houston jointly acquire less than one hundred percent (100%) of an Acquired Project, then Thomasson shall sell the remaining interest that is either not acquired by Fellows or that is not together acquired by Fellows and Houston, in such Acquired Project (hereinafter referred to as “Third Party Interest”) to another party or parties (hereinafter referred to as “Third Party Purchaser or Purchasers”).

5.	In the event that the entire Third Party Interest in an Acquired Project has not been acquired by a Third Party Purchaser or Purchasers, Fellows may elect to acquire up to the remaining portion of the Third Party Interest in such Acquired Project. Fellows’ election to acquire such an additional interest shall be made within ten (10) days after Thomasson notifies Fellows in writing that its election under this paragraph has accrued. The remaining available interest, depending on Fellows’ elections under this paragraph, shall then be defined as the Non-Fellows Interest under Article X and marketed by Thomasson subject to the provision of said Article. Further, if the Third Party Interest has not been entirely sold within the one hundred twenty (120) day period provided above and Fellows elects to acquire at least a total of fifty percent (50%) interest in such Acquired Project, then Fellows shall be named as Operator under any Operating Agreement applicable to such Acquired Project

E. Fellows’ Participation in Projects Acquired by Houston.

1.	Houston has previously elected to acquire and participate in certain Acquired Projects presented to them under the Houston Agreement. Among such Acquired Projects, Houston has purchased from Thomasson one hundred percent (100%) of the Gordon Creek Project located in Carbon County, Utah and one hundred percent (100%) of the Deer Creek Project located in Sweet Grass County, Montana

*	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

2.	As provided in the Letter Agreement attached hereto as Exhibit “B,” Fellows has been granted the right to participate in undivided twenty-five (25%) of the Deer Creek Project and the right to acquire all of the Gordon Creek Project.

3.	Fellows hereby agrees that its acquisition and participation of interest in said Deer Creek and Gordon Creek Projects is subject to all of the terms and provisions of this Agreement. However, it is hereby agreed by the Parties that the Deer Creek and Gordon Creek Projects shall not be included in the minimum number of Project presented under Article VII.

F. Acquisition of Acquired Projects.

1.	As soon as practicable after Fellows has elected to participate in an Acquired Project, Fellows shall endeavor to acquire leases and, if necessary farmouts, covering the land in the AMI for such Acquired Project. On a minimum of a quarterly basis, the Parties and Houston, or a Third Party Purchaser(s), as the case may be, will meet to discuss the progress of such leasing activities. If an Acquired Project is jointly owned by Fellows and Houston or a Third Party Purchaser(s), as the case may be, then Fellows and Houston or the Third Party Purchaser(s), as the case may be, will mutually agree on the leases to be acquired and the costs to be expended. If Houston or a Third Party Purchaser is not participating in an Acquired Project and Fellows elects to acquire a minimum of fifty percent (50%) interest in an Acquired Project, then Fellows shall solely determine what leases are to be acquired within the AMI and the costs to be expended on said leases. If Houston or a Third Party Purchaser(s), as the case may be, is participating in an Acquired Project, then Fellows and Houston, or such Third Party Purchaser(s), as the case may be, shall jointly determine what leases are to be acquired within the AMI and the costs to be expended on said leases

2.	If Fellows has not expended its proportionate share of a minimum of $300,000.00 (“Minimum Expenditure”) within an Acquired Project’s AMI prior to the end of the

*	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

third (3rd) year of that AMI’s term, then the boundary of such AMI shall contract down to an area consisting of one (1) mile around the then current leasehold that has been acquired by Fellows inside such AMI. Such Minimum Expenditure shall include, without limitation, drilling and operating costs, leasehold bonus, leasehold acquisition costs, geological and/or geophysical data acquisition costs, plus any other data and/or work costs Fellows deems necessary for the prudent development of said Acquired Project (collectively, “Leasehold Costs”). Any such Minimum Expenditure shall not include the applicable Project Fees paid to Thomasson or any general overhead expenses Fellows might allocate to said Project. In the event that Fellows has not acquired any leasehold within an Acquired Project’s AMI during the first three (3) years of the AMI’s term and has not spent the Minimum Expenditure, then the said AMI shall terminate.

3.	Any agreement between Thomasson and a Third Party Purchaser for participation in an Acquired Project shall provide that the Third Party Purchaser will immediately reimburse Fellows for such Third Party Purchaser’s proportionate share of the leasehold costs relative to an Acquired Project that has been incurred by Fellows through such time as said agreement has been made effective. On a monthly basis, Fellows shall advise Thomasson of the leasehold costs incurred for the Acquired Project during the proceeding month. Upon a Third Party Purchaser purchasing an interest in an Acquired Project, Fellows and said Third Party Purchaser shall immediately thereafter enter into a mutually acceptable Operating Agreement that shall provide for joint acquisition of future leasehold.

G. Drilling of Initial Test Well.

1.	At such time as Fellows, after consultations with Thomasson, is prepared to drill an initial test well on an Acquired Project, Fellows shall propose such well (the “Initial Test Well”).

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2.	The Initial Test Well shall be drilled as presented in Fellows’ proposal and in accordance with an Operating Agreement that is mutually acceptable to Fellows and the other participants in such well. All subsequent operations on the Project shall be conducted in accordance with said Operating Agreement for such Project.

H. Disposition and Execution of Project Plan. The Parties acknowledge that in any Acquired Project, Thomasson shall remain available to assist Fellows through the Appraisal of the Initial Test Well thereon.

VII. MINIMUM PROJECTS PRESENTED TO FELLOWS. Thomasson shall provide Fellows with a minimum number of Formal Presentations of oil and natural gas exploration Projects available for purchase based on the following:

A. Formal Presentations During the Initial Twelve (12) Months. During the initial twelve (12) months of this Agreement, that being from January 1, 2004 to December 31, 2004, Thomasson shall provide Fellows with Formal Presentations for a minimum of eight (8) Projects situated in at least four (4) different Plays.

B. Subsequent Annual Formal Presentations. In the event that this Agreement remains effective subsequent to December 31, 2004, Thomasson shall provide Fellows with Formal Presentations for a minimum of six (6) and a maximum of ten (10) Projects per year, situated in at least four (4) different Plays. Provided, however that Thomasson shall provide Fellows with Formal Presentations for an average minimum of eight (8) such Projects per year over a period of two (2) consecutive years.

C. Minimum Reserve Potential. Each individual Project presented to Fellows by Formal Presentation hereunder shall represent the reasonable potential of at least two hundred (200) billion cubic feet of natural gas reserves (200 BCF) or twenty (20) million barrels of oil reserves (20 MMBO).

D. Time Distribution of Formal Presentations. Fellows and Thomasson shall use all reasonable efforts to evenly distribute the minimum number of Formal Presentations

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over the term of this Agreement. The intent being that Fellows shall have adequate time to evaluate each Project presented. However, the Parties acknowledge that more than one (1) Formal Presentation may be made at once and that the Parties will act in good faith to accommodate and abide by the deadlines contained herein.

E. Exclusive Showing. During the term of this Agreement, Thomasson shall present to Fellows in accordance with this Agreement, each and every Project it develops, as defined herein, and shall not show, reveal or otherwise communicate information or data relating to such Projects to other parties, except The Houston Exploration Company, without the expressed written permission of Fellows. Provided, however, that if Thomasson is selling a Non-Fellows interest to a Third Party then the party, or parties, may view any information or data relating to such Project or Projects without Thomasson violating this paragraph.

F. Failure to Present. If Thomasson fails to meet the average minimum of eight (8) such Formal Presentations per year, then it shall return to Fellows, an amount equal to $50,000 times the difference between eight and the number of actual Formal Presentations made during such period.

VIII. THOMASSON’S PROJECT FEES. In addition to the Overhead Fees, for each Acquired Project, Fellows shall pay Thomasson an amount equal to * Dollars ($*) (hereinafter referred to as the “Project Fee”), proportionally reduced to Fellows’ Percentage Interest in the applicable Acquired Project. Fellows agrees to pay Thomason one-half (1/2) of Fellows’ proportionate share of any such Project Fee within ten (10) days after Fellows makes a written election to acquire an Acquired Project under Article VI.C. The balance of such Project Fee, or Fellows’ proportionate share of any such Project Fee, shall be payable to Thomasson within ten (10) days from the date that the Significant Activity (as determined by the Parties pursuant to under Article VI.B.) has occurred for such Acquired Project or the date twelve (12) months

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after Fellows has made its election to purchase such Acquired Project under Article VI.C., whichever occurs earlier.

IX. THOMASSON’S OVERRIDING ROYALTY. In addition to the Overhead Fees and any Project Fees paid by Fellows, Thomasson shall also receive from Fellows an assignment of an overriding royalty interest (“Thomasson’s ORRI”) on any oil and gas leasehold interest acquired, or caused to be acquired, by Fellows within the relevant AMI, as a result of any Acquired Project, based on the following sliding scale:

Fellows Net Revenue Interest (NRI**)	Thomasson’s ORRI

NRI 85.0% to 87.5%	Thomasson’s ORRI = *%

NRI 83.0% to 84.99%	Thomasson’s ORRI = *%

NRI 82.0% to 82.99%	Thomasson’s ORRI = *%

NRI 81.0% to 81.99%	Thomasson’s ORRI = *%

NRI less than 81.0%	Thomasson’s ORRI = *%

**	Fellow’s NRI shall be based on a Working Interest of 100%

The Parties agree that Thomasson’s overriding royalty under interests acquired by Fellows within an AMI shall not apply to (a) interests in a particular AMI which are included in a larger package of oil and gas properties acquired by Fellows, provided that such acquired interests located within such AMI do not comprise more than *% of the entire value of such acquisition; or (b) any lands in which Fellows already owns an interest or has existing contractual obligations to acquire interests, in which event such lands shall be considered as excluded from an AMI. Any assignment of any overriding royalty interest to Thomasson under this Agreement shall (i) be reduced proportionately to the working interests acquired by Fellows and the mineral estates leased thereby; (ii) be free of all drilling, development, production, operating and overhead costs and expenses; (iii) bear and pay its proportionate share of post-production costs up to the point of sale (including but not limited to transportation, dehydration and processing costs), gross production taxes, pipeline taxes, ad valorem taxes and other taxes

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assessed against the gross production attributable to said overriding royalty interests; (iv) be assigned to Thomasson within ninety (90) days of Fellows acquiring said working interest and/or leasehold interests; and (v) apply to any and all renewals and/or extensions of the working interest and/or leasehold interest in the relevant AMI which is subject to said overriding royalty.

X. SUBSEQUENT MARKETING OF A PROJECT. Prior to the drilling of an initial test well within the AMI of any Acquired Project, Fellows may request that Thomasson market a portion of Fellows’ interest thereunder to a third party or parties. Upon successful sale to a third Party, any such interest shall hereinafter be referred to as a “Non-Fellows Interest”. The Parties agree that Fellows may make such a marketing request only after Fellows has exercised its option to acquire an interest in an Acquired Project under Article VI.C. and an AMI has been established as part of the pertinent Project plan. Fellows shall notify Thomasson in writing at least ninety (90) days prior to the anticipated spud date of the initial test well for the relevant AMI and stipulate the percentage amount of such Non-Fellows Interest, along with Fellows’ preferred terms for such marketing effort. Thomasson shall make it an explicit condition of sale for Non-Fellows Interests that the purchaser will acknowledge that the interest sold is subject to the relevant Operating Agreement for the AMI. Upon the successful sale of the Non-Fellows interest, Fellows and Thomasson shall share equally any promotion obtained in the form of (1) fees over and above Fellows’ actual direct costs, (2) working interest, and (3) ORRI over and above the ORRI due Thomasson in this Agreement. In the event Fellows selects Thomasson to market a Non-Fellows Interest, Thomasson shall use it best efforts to market the Non-Fellows Interest to a third party or parties. The Parties acknowledge that the results of any sale of any Non-Fellows Interest by Thomasson shall not reduce Fellows’ obligation to pay the Project Fee owed to Thomasson on any such Acquired Project, subject to the terms and conditions of Article IX above. Fellows shall have the exclusive right to approve the party or parties purchasing any Non-Fellows Interest, as well as the terms and conditions of

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any such sale. Nothing contained in this Article X shall preclude Fellows from directly marketing any interest it owns in an AMI for an Acquired Project at any time, to any party, on any terms; provided that, the results of any sale of a Non-Fellows Interest by Fellows shall not reduce Fellows’ obligation to pay the Project Fee owed to Thomasson on any such Acquired Project, subject to the terms and conditions of Articles VIII and IX above.

XI. THOMASSON’S OPTION TO PARTICIPATE IN DRILLING. Thomasson shall have a one-time option to participate for up to an undivided two and one-half percent (2.5%) of 8/8ths working interest in the second and subsequent wells drilled, or caused to be drilled, by Fellows within an AMI of any Acquired Project. Any such participation by Thomasson in the second and subsequent wells of an Acquired Project shall be proportionately reduced to Fellows’ working interest in such AMI. Fellows shall notify Thomasson in writing at least sixty (60) days (or as soon as is reasonably practicable) prior to the anticipated spud date of the second well drilled, or caused to be drilled, by Fellows within the relevant AMI. Thomasson shall then have thirty (30) days, or forty-eight (48) hours in the case where a rig is on location, from the receipt of such written notice to respond in writing to Fellows of Thomasson’s election to participate in drilling said second well at the interest stipulated above. Failure of Thomasson to provide such a written election to Fellows shall be deemed as an election not to participate in said well(s). If Thomasson elects not to participate in the drilling of the second and subsequent wells, Thomasson shall forfeit any future rights to participate for a working interest in the AMI for such Acquired Project. If Thomasson does elect to participate for such an interest in the second and subsequent wells on any Acquired Project then Thomasson shall be responsible from that time forward for its proportionate share of any and all working interest costs associated with AMI activities in accordance with the relevant Operating Agreement that has been mutually agreed upon by the parties participating in the Acquired Project.

*	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

XII. NOTICES. All notices and other communications required or permitted by the terms of the Agreement or any notices that one Party may desire to give to the other Party shall be in writing, unless otherwise specifically provided, and shall be deemed to have been properly delivered if personally handed to an authorized representative of the Party for whom intended, or sent by overnight delivery service, or facsimile (with written confirmation of a successful transmission), and addressed to the Party to whom the notice is given at the address listed below or such other address as a Party may from time to time designate by notice in writing to the other Party. The originating notice to be given under any provision hereof shall be deemed to be given only when received by the Party to whom such notice is directed, and the time for such Party to give any notice in response thereto shall run from the date that said originating notice is received. A response shall be deemed returned when deposited in the mail or with overnight delivery service or facsimile (with written confirmation of a successful transmission), with postage or charges prepaid. Each Party shall have the right to change its address at any time or from time to time by giving written notice thereof to the other Party. Notices by a Party hereto shall be promptly given in writing and shall be delivered as follows:

Fellows Energy Ltd.

Attn: Mr. George Young

8716 Arapahoe Road

Boulder, CO 80303

Phone: 303-799-9015

Fax: 303-799-9017

E-mail: georgesyoung@msn.com

Thomasson Partner Associates, Inc.

Attn: Mr. M. Ray Thomasson

1410 High Street

Denver, CO 80218

Phone: 303-436-1930

Fax: 303-322-2288

E-mail: tpaexpl@aol.com

*	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

XIII. ACCESS TO GEOLOGICAL AND SEISMIC INFORMATION. Thomasson, its agents, representatives and employees, at Thomasson’s sole risk and expense, shall have reasonable access at all times to the rig floor of any well drilled, or caused to be drilled by Fellows or its designee, within the AMI of any Acquired Project, and shall at all times be subject to the operator’s safety requirements. Further, during the term of the AMI or according to the terms of any applicable operating agreement, Thomasson shall be supplied, as soon as is practicable, with copies of all tests, logs and drilling reports that are taken in any well drilled, or caused to be drilled, by Fellows within the AMI of any Acquired Project. Such information shall be provided to Thomasson without regard as to whether Thomasson owns a working interest under such well or wells and shall be provided according to the data and notification requirements set out in Exhibit “C” attached hereto. Thomasson shall be allowed to use any and all seismic data, whether trade or proprietary, that Fellows may acquire within the AMI, subject to the terms of any agreements governing the use of such data. Thomasson agrees that it will hold any such well and seismic data in confidence, and agrees to use such well and seismic data only for its own internal purposes or for the benefit of assisting Fellows in the development of any Acquired Project, subject to the period of confidentiality described in Article XIX hereof. All seismic data, whether trade or proprietary, acquired by Fellows and furnished to Thomasson shall remain the property of Fellows and shall be returned to Fellows upon the termination of this Agreement. Fellows, its agents, representatives and employees, at Fellows’ sole risk and expense, shall have reasonable access at all times to the rig floor of any well drilled, or caused to be drilled, by Thomasson, or its designee, within the AMI of any Acquired Project, and shall at all times be subject to the operator’s safety requirements. Further, during the term of the AMI or according to any applicable operating agreement, Fellows shall be supplied, as soon as is practicable, with copies of all tests, logs and drilling reports that are taken in any well drilled, or caused to be drilled, by Thomasson within the AMI of any Acquired Project. Such information shall be provided to Fellows if Fellows owns any interest in such well or wells and shall be provided according to the data and notification

*	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

requirements set out in Exhibit “C” attached hereto. Fellows shall be allowed to inspect and review any and all seismic data, whether trade or proprietary, that Thomasson has access to or may acquire within the AMI, subject to the terms of any agreements governing the use of such data. Further, Fellows will be allowed to use any proprietary seismic data acquired by Thomasson within the AMI. Fellows agrees that it will hold any such well and seismic data in confidence and agrees to use such well and seismic data only for its own internal purposes or for the benefit of assisting Thomasson in the development of any Acquired Project subject to the period of confidentiality described in Article XIX. All seismic data, whether trade or proprietary, acquired by Thomasson and furnished to Fellows shall remain the property of Thomason and shall be returned to Thomasson upon the termination of this Agreement.

XIV. ASSIGNABILITY. Fellows may not assign the rights, obligations, terms and conditions of this Agreement without the expressed written permission of Thomasson.

XV. RELATIONSHIP OF THE PARTIES. The duties, obligations, and liabilities of the Parties hereto are intended to be several and not joint or collective. This Agreement is not intended to create, and shall not be construed to create an association or trust, or to impose a partnership, duty, obligation, or liability with regard to any one or more of the Parties hereto. Each Party hereto shall be individually responsible for its own obligations as herein provided.

XVI. LAWS AND REGULATIONS. The Parties, in conducting all operations under this Agreement, shall comply with all applicable state and federal laws, rules and regulations.

XVII. MODIFICATIONS. No change, modification or alteration of this Agreement shall be valid unless the same is made in writing, signed by the Parties, and no course of dealing between the Parties shall be construed to alter the terms hereof.

*	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

XVIII. MEDIATION AND ARBITRATION. Any controversy or claim (“claim”), whether based on contract, tort, statute or other legal or equitable theory (including but not limited to any claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of this Agreement, including this clause) arising out of or related to this Agreement (including amendments or extensions), or the breach or termination thereof shall be first submitted to a mutually agreed neutral third party for mediation. If mediation is not successful, then such controversy or claim shall be settled by arbitration in accordance with the then current CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration of Business Disputes, and this provision. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1 through 16 to the exclusion of any provision of state law inconsistent therewith or which would produce a different result, and the judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction. The arbitration shall be held in Denver, Colorado, or such other location as agreed to by the Parties, and there shall be one arbitrator who must be knowledgeable in oil and gas exploration matters. Such arbitrator shall be chosen subject to the rules and procedures as provided by the CPR Institute for Dispute Resolution. The arbitrator shall determine the claims of the Parties and render a final award in accordance with the substantive law of the State of Colorado, excluding the conflicts provisions of such law. The arbitrator shall set forth the reasons for the award in writing. Except as required by law (and then only after prior notice to the other Party), no Party shall disclose the facts of the underlying dispute or the contents or results of the arbitration without the prior consent of the other party. Any claim by either Party shall be time-barred if the asserting Party does not give written notice to the other Party or commence arbitration with respect to such claim within two years after the cause of action accrues. All statutes of limitations and defenses based upon passage of time applicable to any claim of a defending Party (including any counterclaim or claim of setoff) shall be tolled while the mediation and/or arbitration is pending. The obligation to arbitrate any claim shall extend to the successors, assigns and third party beneficiaries of the Parties. The terms hereof shall not limit any

*	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

obligations of a Party to defend, indemnify or hold harmless the other Party against court proceedings or other claims, losses, damages or expenses. The arbitrator shall order the Parties to promptly exchange copies of all exhibits and witness lists, and, if requested by a Party, to produce other relevant documents, to answer up to ten interrogatories (including subparts), to respond to up to ten requests for admissions (which shall be deemed admitted if not denied) and to produce for deposition and, if requested, at the hearing, all witnesses that such Party has listed and up to four other persons within such Party’s control. Any additional discovery shall only occur by agreement of the Parties or as ordered by the arbitrator upon a finding of good cause. Each Party shall bear its own costs, expenses and attorney’s fees; provided that if court proceedings to stay litigation or compel arbitration are necessary, the Party who unsuccessfully opposes such proceedings shall pay all reasonable associated costs, expenses and attorney’s fees in connection with such court proceeding. In order to prevent irreparable harm, the arbitrator shall have the power to grant temporary or permanent injunctive or other equitable relief. Prior to the appointment of an arbitrator a Party may, notwithstanding any other provision of this agreement, seek temporary injunctive relief from any court of competent jurisdiction; provided that the Party seeking such relief shall (if arbitration has not already been commenced) simultaneously commence arbitration. Such court ordered relief shall not continue more than ten (10) days after the appointment of the arbitrator (or in any event for longer than sixty (60)) days. If any part of this arbitration provision is held to be unenforceable, it shall be severed and shall not affect either the duty to arbitrate or any other part of this provision.

*	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

XIX. CONFIDENTIALITY. The Parties agree that all data and information generated as a result of this Agreement (hereinafter referred to as “Confidential Information”) will be considered the Confidential Information of both Parties. Provided, however, Confidential Information shall not include data or information that is generally available to the public other than through acts by either Party in violation of this Agreement.

A. During the term of this Agreement each Party may disclose Confidential Information only to its direct employees, and to its subsidiaries or affiliates, agents, advisors or representatives who have agreed, prior to being given access to the Confidential Information, to be bound by the terms herein. After a period of either three (3) years from the date of a Formal Presentation of a Project or upon the effective termination date of this Agreement, whichever is the longer period, any geological or geophysical data gathered by the Parties, which is relevant to a particular Project, may be used by either Party and divulged to third parties for the purpose of selling or promoting geological or geophysical ideas or concepts. Provided, however, the use of any licensed geophysical data will be strictly limited to the terms of any agreements governing the use of such data.

B. Neither Party shall use said Confidential Information for any purpose other than the uses contemplated by this Agreement.

C. The Parties shall maintain the confidentiality of the Confidential Information (including the terms and conditions of this Agreement) and shall not disclose the Confidential Information to any person, firm, corporation or association, except as mutually agreed, and specified in A. above.

XX. JURISDICTION. The terms and conditions of this Agreement shall be interpreted and construed in accordance with the laws of the State of Colorado. This Agreement shall, in every regard, be treated as a contract made in the State of Colorado. To the extent any such matters are not subject to arbitration under Article XVIII, the Parties irrevocably submit to the

*	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

jurisdiction of the courts of the State of Colorado and the courts of appeal therefrom in respect to the interpretation and construction of the terms and conditions of this Agreement.

XXI. ENTIRE AGREEMENT. No amendments shall be made to this Agreement unless in writing and executed by the Parties. This Agreement supersedes all other prior agreements, documents, writings and verbal understandings among the Parties relating to the subject matter hereof and expresses the entire agreement of the Parties with respect to the subject matter hereof.

XXII. MISCELLANEOUS. This Agreement may be executed in one document, signed by both Parties, or in a number of counterparts; and when executed in counterpart, all such counterparts shall constitute one document. This Agreement and Exhibits, attached hereto and made a part hereof, shall inure to the benefit of and be binding upon the Parties, their successors and assigns.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement the date and year first above written, but effective as of January 1, 2004.

THOMASSON PARTNER ASSOCIATES, INC.

By:	/s/ James E. Sullivan
James E. Sullivan, a duly authourized representative of Thomasson Partner Associates, Inc.

FELLOWS ENERGY LTD.

By:	/s/ George Young
George Young, President

*	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Acknowledgements

STATE OF COLORADO	)
	)	ss.
COUNTY OF DENVER	)

Before me, the undersigned, a Notary Public in and for said County and State, on this              day of                     , 2004, personally appeared James E. Sullivan, as a duly authorized representative of Thomasson Partner Associates, Inc., to me known to be the identical person who subscribed the name thereof to the foregoing instrument and acknowledged to me that he executed the same as his free and voluntary act and deed and as the free and voluntary act and deed of such corporation, for the uses and purposes therein set forth.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my seal the date above written.

_______________________________________________
My Commission Expires:	Notary Public Address: 1410 High Street Denver, CO 80218

STATE OF COLORADO	)
	)	ss.
COUNTY OF ________	)

Before me, the undersigned, a Notary Public in and for said County and State, on this              day of                     , 2003, personally appeared George Young, as President of Fellows Energy Ltd, to me known to be the identical person who subscribed the name thereof to the foregoing instrument and acknowledged to me that he executed the same as his free and voluntary act and deed and as the free and voluntary act and deed of such corporation, for the uses and purposes therein set forth.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my seal the date above written.

_______________________________________________
My Commission Expires:	Notary Public Address:

*	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

CONFIDENTIAL

Exhibit “A”

Attached to that certain Exploration Services Funding Agreement dated effective January 1,

2004 between Thomasson Partner Associates, Inc. and Fellows Energy Ltd.

Definitions

The following definitions shall apply to these terms:

1. Play. A Play is an area that contains a broad geologically defined concept with one or more geological horizons that are thought to be commercially productive of oil and/or natural gas. A play consists of multiple Projects.

2. Project. A Project shall be a geographical portion of a geologically defined Play that represents a geologically unique structural and/or stratigraphic concept, which is capable of being drilled and/or developed for a potential EUR of at least 200 BCFE; provided, however, that the geographical area under any one (1) Project shall include a minimum of 10,000 contiguous surface acres and shall not exceed a maximum of 80,000 contiguous surface acres. A Project may contain more than one Prospect and may be limited to one stratigraphic zone.

3. Prospect. A Prospect is a well defined, singular anomaly that is thought to be commercially productive of oil and/or natural gas and which is recommended as site to drill a test well.

*	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

CONFIDENTIAL

Exhibit “B”

Attached to that certain Exploration Services Funding Agreement dated effective January 1,

2004 between Thomasson Partner Associates, Inc. and Fellows Energy Ltd.

TO BE INSERTED WHEN AVAILABLE

*	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

CONFIDENTIAL

Exhibit “C”

Attached to that certain Exploration Services Funding Agreement dated effective January 1,

2004 between Thomasson Partner Associates, Inc. and Fellows Energy Ltd.

1. Well Data to be supplied by Operator during drilling.

During the drilling of any Test Well drilled under the captioned Agreement, Operator shall provide to Thomasson, at no cost or expense to Thomasson, copies of all well data relating to said Test Well that would normally be supplied to a working interest participant in such well. Such information shall include, without limitation:

A. Daily drilling reports including geological reports showing the nature of all work done and depth and formations penetrated;

B. A copy of any mechanical or electrical survey that is run in the course of the well;

C. One copy of the Lithologic log on a daily basis, if run;

D. One set of ditch samples, washed and dried, if taken;

E. A digital copy, if made, of all wireline surveys conducted;

F. The results of any drill stem test carried out. .

2. Well data to be supplied by Operator.

As soon as practicable after completion of the drilling of said Test Well, Operator shall provide to Thomasson listed below, at no cost or expense to Thomasson, a copy of the final well completion report. Each copy of the well report shall include the following:

A. A copy of all wireline surveys conducted;

B. A copy of the mud logging survey;

C. A copy of the velocity survey, if run;

D. A copy of the well site geologist’s description of the ditch samples, if taken;

E. A copy of the well site geologist’s description of the sidewall cores or conventional cores, if taken;

F. A copy of the commercial core analyses (sidewall or conventional) if cores are taken;

G. A copy of the commercial analyses of the water, gas or oil, if test and recovery that are made;

H. A copy of the analyses, if made, made in dating a sample radioactively or palaentologically, plus copy of core photographs, if taken;

I. A copy of the geological reports;

J. A copy of the well location map;

K. A copy of the well history;

L. A copy of the well records;

M. A copy of the drilling report;

N. A copy of the mud record;

O. A copy of the bit record;

P. A copy of the formation test data, if a test is made;

Q. A copy of all other data relative to the well.

*	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

3. Parties to receive data.

Thomasson Partner Associates, Inc.

1410 High Street

Denver, CO 80218

Phone 303-436-1930

Fax 303-322-2288

*	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.